Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Third Quarter and
Year-to-Date Earnings

Q3-22 Highlights

◾	Generated record net income of $19.5 million, or $25.20 per share; up 13.67% from $22.16 per share in the 3rd quarter of 2021;

◾	Achieved return on average assets of 1.45% and return on average equity of 16.64%;

◾	Net interest margin increased 42 basis points in the third quarter when compared to Q2 2022;

◾	Total assets grew $364 million, or 7.13%, year-over-year to $5.5 billion;

◾	Total deposits increased $341 million, or 7.46%, year-over-year to $4.9 billion;

◾	Loans held for investment grew $303 million, or 9.67%, year-over-year to $3.3 billion, excluding $119 million in forgiven SBA PPP loans;

◾	Cash and liquid investment securities increased $158 million, or 9.03%, to $1.9 billion due primarily to strong growth in total core deposits;

◾	Efficiency ratio improved to 46.86% for the third quarter;

◾	Repurchased 6,368 shares of common stock, or 0.82% of total shares during the quarter.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record net income of $19.5 million, or $25.20 per diluted common share for the third quarter of 2022 up 13.7% compared with $17.5 million, or $22.16 per diluted common share, for the third quarter of 2021.  Annualized return on average assets was 1.45% and return on average equity was 16.64% for the third quarter of 2022 compared with 1.39% and 15.64% for the same period a year earlier.  The expense efficiency ratio for the third quarter was 46.86% compared with 46.84% for the same period the prior year.  During the quarter the Company repositioned the available-for-sale (“AFS”) securities portfolio by selling $30.8 million of securities at a loss of $3 million, allowing us to generate higher yields by reinvesting those funds in the future.  Recognizing the weakening economic outlook nationally, during the 3rd quarter the Company recorded a provision for credit losses of $1.5 million and a provision for unused commitments of $1.0 million.

Based on the quarterly results, the Company’s earnings per share over the trailing twelve months totaled $90.70, up 8.86% compared with $83.32 for the same trailing period in 2021 and $73.03 for the same period in 2020.

For the first nine-months of 2022 the Company reported record net income of $55.0 million, or $70.47 per diluted common share compared with $50.4 million, or $63.79 per diluted common share, for the same period in 2021.  Annualized return on average assets was 1.37% and return on average equity was 15.75% for the first nine-months of 2022 compared with 1.39% and 15.37% for the same period a year earlier.

Net interest income for the quarter ended September 30, 2022 was $50.5 million, an increase of $11.1 million, or 28.28%, when compared with $39.3 million in the same quarter in 2021. The Company’s net interest margin increased to 3.95% in the third quarter of 2022 compared with 3.26% in the third quarter of 2021. Importantly, as market interest rates have increased, the Company’s net interest margin improved by 42 basis points in the third quarter of 2022, when compared to 3.53% in the second quarter of 2022.  Additional increases in market interest rates should continue to benefit the Company’s net interest margin in the near term.

Total assets at quarter-end were $5.5 billion, up 7.13% from the third quarter of 2021. Total loans and leases outstanding exceeded $3.3 billion, an increase of 5.86% from September 30, 2021. Excluding $119 million in forgiven SBA PPP loans, total loans and leases grew $303.5 million, or 9.67%, since the end of third quarter of 2021. Importantly, the Company has been successful in fully replacing forgiven SBA PPP loans with new, higher yielding loans. Total deposits grew $340.9 million, or 7.46% to $4.9 billion at September 30, 2022 compared with the same period a year ago.  At quarter-end, total checking deposits represented 60.32% of total deposits.

The Company’s liquidity position remains strong at September 30, 2022.  Our investment portfolio totaled $1.03 billion and the total of interest bearing deposits with banks, primarily deposits with the Federal Reserve Bank (“FRB”) was $799.9 million.  In addition the Company has $1.54 billion of credit lines with the Federal Home Loan Bank of San Francisco (“FHLB”), FRB and correspondent banks, with no borrowings outstanding under these lines, and none currently anticipated.  Importantly, at September 30, 2022 our accumulated other comprehensive loss, net of taxes, totaled only $27.2 million against an available for sale portfolio of $177.5 million.  The Company believes that this number compares favorably to our peers as a result of (1) the steps taken in 2021 to reclassify $316.9 million of AFS securities to held-to-maturity (“HTM”); and (2) the sale of $30.8 million of AFS securities in the third quarter of 2022.  These moves will not only help limit our balance sheet exposure to further increases in interest rates and, therefore, declines in accumulated other comprehensive income, but also allow us to reinvest funds from the sale of securities, along with other cash flows, into higher yielding assets in the future.

The Company’s and Bank’s regulatory capital ratios remain strong.  At September 30, 2022, the Company’s total risk-based capital ratio was 13.32% and the tier 1 leverage capital ratio was 9.12%.  At September 30, 2022, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well capitalized”.  During the third quarter, the Company repurchased and retired 6,368 shares bringing the year to date total of repurchased and retired shares to 18,824, or approximately 2.38% of outstanding shares at December 31, 2021 and 89.5% of the board approved share repurchase plan.  At September 30, 2022 the total number of shares outstanding was 770,822, down from 789,646 at December 31, 2021.  Tangible book value per share increased to $589.03 at September 30, 2022, up 5.8% compared with $556.52 a year ago.  Our strong tangible equity position, along with a limited AFS securities portfolio, should help us maintain our borrowing capacity at the FHLB.

Non-performing loans and leases were $411,000 at September 30, 2022 with a negligible delinquency ratio of 0.02%. During the 3rd quarter of 2022 the Company recorded a provision for credit losses of $1.5 million.  The Company’s allowance for credit losses - loans was $63.6 million, or 1.91% of total loans and leases. On January 1, 2022, the Company adopted the Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”).  In adopting CECL Management determined that the Weighted Average Remaining Maturity (“WARM”) method was most appropriate given the Company’s current size and complexity.  The implementation of CECL did not result in any material change in the calculation of the Company’s December 31, 2021 Allowance for Credit Losses, therefore, no adjustment to Shareholders’ Equity was made as of January 1, 2022.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record third quarter net income of $19.5 million in 2022. We have been able to replace the $492 million in SBA PPP loan payoffs since the inception of the program and generate an additional 9.67% in new loan growth over the past year.  Additionally, our strong liquidity position will provide us significant flexibility as we pursue future growth opportunities.  We are focused on improving our net interest margins as we experience higher overall interest rates in the economy.  We are well-positioned to continue to achieve strong growth both in our established markets in the mid-Central Valley and newer markets in the east-bay area of San Francisco.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with $5.5 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 11th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Alameda, Napa and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their most recent CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of the agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 106 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 57 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 45 publicly traded companies referred to as “Dividend Kings”. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.